EXHIBIT 99.1

Pioneer Power Solutions Completes Acquisition of Jefferson Electric

Acquisition Expected to Be Immediately Accretive; Significantly Broadens Pioneer’s Operating and Product Profile

May 3, 2010

FORT LEE, NJ -- 05/03/10 -- Pioneer Power Solutions, Inc. (OTCBB: PPSI) (“Pioneer”), a manufacturer of liquid-filled electric transformers for utility, industrial and commercial applications, today announced its acquisition of privately-held Jefferson Electric, Inc. (“Jefferson”), a Wisconsin-based manufacturer and supplier of dry-type transformers.

The transaction, valued at approximately $10 million, includes a combination of restricted stock and warrants issued to Mr. Thomas Klink, previously the sole stockholder of Jefferson, as well as extending the term of Jefferson’s existing credit facility. As a result of the acquisition, Jefferson will operate as a wholly owned subsidiary of Pioneer and Mr. Klink will remain as Jefferson’s President. Mr. Klink will also join Pioneer’s board of directors, expanding the total number of directors to six. Jefferson recorded 2009 revenues of approximately $20 million and is expected to be immediately accretive to Pioneer’s earnings per share in 2010.

With over 90 years of operating history, Jefferson is a premier manufacturer and supplier of low-voltage, dry-type transformers for commercial and industrial applications. The company delivers its products through its nationwide network of warehouse sales representatives and growing direct sales channel with original equipment manufacturers (OEM) and in private label manufacturing. All design, engineering, sales, executive management and related support functions are performed by Jefferson’s 35 employees at its headquarters in Franklin, Wisconsin. In addition, all of Jefferson’s manufacturing activities are concentrated at its recently acquired facility in Reynosa, Mexico that employs approximately 120 workers. Jefferson also maintains a centralized warehouse location in Pharr, Texas, near its Mexico plant, enhancing Jefferson’s ease of distribution to over 20 stocking locations and direct customers across the U.S.

Nathan Mazurek, Chairman and CEO of Pioneer, commented, “In terms of product portfolio, geographic presence and channels of distribution, the acquisition of Jefferson puts Pioneer in a very strong position as a balanced, high quality manufacturer and supplier in our industry. The transaction exemplifies our growth strategy to acquire companies with strengths in complementary market niches not already served by us, while also allowing us to quickly expand the scale and scope of our product line and distribution channels. We anticipate this collaboration will have an immediate positive impact on both companies’ profitability and growth prospects.”

Mr. Mazurek continued, “We are also delighted to welcome Mr. Klink to our Board of Directors. He brings with him a wealth of experience and in-depth industry knowledge that will be greatly beneficial to advancing Pioneer’s long term vision. We look forward to working with him and the whole Jefferson team.”

About Pioneer Power Solutions, Inc.

Through its subsidiaries, Pioneer has been engaged in the design, development and manufacturing of liquid-filled power, distribution and specialty electric transformers for over 50 years. Pioneer serves customers in a variety of industries with particular emphasis on the electric utility, industrial and commercial markets in Canada and the United States. To learn more about Pioneer, please visit our website at www.pioneerpowersolutions.com.

About Jefferson Electric, Inc.

Jefferson has been a pioneer and innovator of magnetic products since 1915, enjoying a rich tradition of supplying the automotive, lighting, elevator, communication, transportation, power quality, government and industrial markets. That tradition continues today with high quality dry-type transformers and lighting ballasts for commercial, industrial and OEM customers. To find out more about Jefferson c, please visit www.jeffersonelectric.com.

Forward-looking Statements:

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with: (i) fluctuations in foreign currency exchange rates; (ii) the loss of significant customers; (iii) increases in the prices of raw materials; (iv) development of new products and service offerings; (v) the company’s ability to integrate acquisitions; (vi) the effectiveness, profitability, and marketability of the company’s current and prospective products and services; (vii) the impact of current, pending, or future legislation and regulation on the company’s industry; and (viii) the impact of competitive products, services, pricing or technological changes. More detailed information about the company and the risk factors that may affect the realization of forward-looking statements is set forth in the company’s filings with the Securities and Exchange Commission, including the company’s Form 10-K filed with the SEC on April 15, 2010. Investors and security holders are urged to read this document free of charge on the SEC’s web site at www.sec.gov. The company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Howard Gostfrand
American Capital Ventures
305.918.7000
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